Exhibit 10.1

                               AMENDMENT NO. 1 TO
                                RIGHTS AGREEMENT

            This AMENDMENT NO. 1 RIGHTS AGREEMENT (the "Amendment") is made as of September 18, 2000 between Alexion Pharmaceuticals, Inc., a Delaware corporation (the "Company"), and Continental Stock Transfer & Trust Company, a New York corporation (the "Rights Agent").

            WHEREAS, on February 14, 1997, the Board of Directors of the Company declared a dividend of one preferred stock purchase right ("Right") for each share of Common Stock, par value $.0001 per share, of the Company outstanding at the close of business on March 6, 1997; and

            WHEREAS, each Right entitles the registered holder thereof to purchase from the Company one one-hundreth (1/100th) of a share of Junior Participating Cumulative Preferred Stock, par value $1.00 per share, of the Company or, in certain circumstances, either Common Stock of the Company or common stock of an aquiring company at one-half the market price of the Common Stock of the Company; and

            WHEREAS, the description and terms of the Rights are set forth in a Rights Agreement (the "Rights Agreement") between the Company and the Rights Agent; and

            WHEREAS, the Purchase Price per each one one-hundreth of a share of Preferred Stock payable upon the exercise of a Right is set forth in the Rights Agreement; and

            WHEREAS, in view of the increase in the value of the Common Stock of the Company, the Company desires to amend the Rights Agreement in order to provide for an increase in the Purchase Price; and

            WHEREAS, the Stock Acquisition Date referred to in the Rights Agreement has not occurred;

            NOW, THEREFORE, in consideration of the premises and the agreements set forth herein, the parties hereby agree as follows:

      1. Purchase Price Increase. Section 7(b) of the Agreement is hereby amended in its entirety to read as follows:

            "(b) The Purchase Price for each one one-hundreth of a share of Preferred Stock issued pursuant to the exercise of a Right shall initially be $725.00, shall be


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            subject to adjustment from time to time as provided in Sections 11 and 13 hereof and shall be payable in lawful money of the United States of America in accordance with paragraph (c) below."

      2. No Further Amedment. Except as expressly amended by this Amendment No. 1, the Rights Agreement shall remain in full force and effect as the same was in effect immediately prior to the date of this Amendment No. 1.

      3. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

            IN WITNESS WHEREOF, the undersigned have duly executed this Amendment as of the date first above written.

ATTEST:                                 ALEXION PHARMACEUTICALS, INC.

By: /s/ David Keiser                    By: /s/ Leonard Bell
   ----------------------------            -------------------------------------
   Name:  David Keiser                     Name:  Leonard Bell
   Title: Chief Operating Officer          Title: President


ATTEST:                                 CONTINENTAL STOCK TRANSFER &
                                        TRUST COMPANY

By: /s/ Thomas Jennings                 By: /s/ William F. Seegraber
   ---------------------------             -------------------------------------
   Name:  Thomas Jennings                  Name:  William F. Seegraber
   Title: Asst. Secretary                  Title: Vice President


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